Exhibit 99.1

BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Names Harold R. Wolcott as New President and Board Member

SALT LAKE CITY, Utah –– April 7, 2009 ––BSD Medical Corporation (NASDAQ:BSDM) today announced that Harold R. Wolcott, an accomplished executive with extensive experience in the medical device industry, has been appointed BSD’s new President and a member of BSD’s Board of Directors.  Mr. Wolcott most recently served as President and Chief Operating Officer of Dimicron, Inc., a development stage medical company utilizing synthetic diamond for orthopedic applications, and previously as Chief Operating Officer and Director of Rubicon Medical, Inc., a company focusing on proprietary technology in embolic protection for interventional cardiology and interventional neurology.

Simultaneously, BSD has announced that Hyrum A. Mead will retire as President and Director of BSD.  Mr. Mead had served as the President and Director of BSD since August 1999.  Under Mr. Mead’s administration, BSD advanced from a bulletin board company to listing on the American Stock Exchange and then to listing on the NASDAQ Stock exchange.  During his tenure, FDA approval was granted to BSD’s system for treating enlarged prostate conditions, and following commercialization of the technology, this technology was sold to a large company in that specialty, becoming a major contribution to men’s health.  More significantly, BSD’s concentration on cancer therapy technology, as its main focus, has led to the advancement of a full line of high-technology systems designed to treat cancer in new and innovative ways.  These systems are currently experiencing growing acceptance, particularly in the United States, Europe and China, where the BSD has concentrated its primary introductory efforts.  “I am pleased now to hand the torch over to Mr. Wolcott,” Mead said, “whose broad experience in the medical device industry can lead the company into this exciting new world market.”

About BSD Medical Corporation

BSD Medical Corporation is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  BSD’s treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.